Exhibit 10.7

July 5, 2013

VIA ELECTRONIC MAIL

John M. Devlin, Jr.

Re:  First Amendment to Agreement dated March 5, 2012

Dear John:

    The purpose of this agreement is to amend the compensation that you are to receive in consideration for your service to Augme Technologies, Inc. (the "Company"), and specifically to amend that certain agreement (the "Original Agreement") between you and the Company dated March 5, 2012.

    You agree to enter into this Amendment to the Original Agreement (the “First Amendment”), effective March 22, 2013, the date of Board approval.

    The following paragraph was included in your Original Agreement, which states:

you will receive one-percent (1%) Transaction Fee for your participation in the realization of the monetization of the Company’s intellectual property either through: a) a settlement agreement; b) license agreement (except for licenses entered into in the ordinary course of the Company’s business); or c) asset sale during the period of directorship and extending six months thereafter.

Shall be deleted in its entirety and nothing shall appear in its place.

    The Company affirms that all of the other terms and conditions of the Original Agreement shall continue in full force and effect.

    Thank you for your attention to this matter.

Very truly yours,

AUGME TECHNOLOGIES, INC.

By:  /s/ Ivan Braiker
        Ivan Braiker, Chief Executive Officer

July 9, 2013

    I have read the agreement above.  By my signature below I confirm that I agree with the First Amendment to the Original Agreement and the modification of my compensation as a Director effected thereby.

/s/ John M. Devlin, Jr.
John M. Devlin, Jr.